UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Salt Lake City, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01	Other Events.

On May 22, 2013, Piper Jaffray & Co. (“Piper Jaffray”) made a preliminary commitment to purchase from Enterprise Networks Holdings, Inc. (“ENH”), 6,396,389 shares (the “Shares”) of common stock, par value $0.0001 per share, of inContact, Inc., which represents ENH’s total minority position in the common stock of inContact. As proposed, Piper Jaffray would purchase the Shares as underwriter under a purchase agreement containing customary representations, warranties, covenants and agreements by ENH and inContact, and indemnification obligations of ENH, inContact, and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. This underwriting arrangement, if entered into, and resulting distribution of the Shares is being made pursuant to the effective registration statement on Form S-3, File No. 333-177553, previously filed with the Securities and Exchange Commission.

ENH has decided to exit its minority position in inContact as part of the ordinary course of its ongoing capital management responsibilities for its operating and finance activities. As previously reported, inContact entered into a Commercial Agreement with Siemens Enterprise Communications, Inc. (“SEN”), whereby SEN became a world-wide distributor/reseller of inContact’s portfolio of hosted solutions. ENH is the parent company of SEN. This divestment has no impact on SEN’s commitment to resell inContact services. Hamid Akhavan will continue to serve as a member of inContact’s Board of Directors.

In February 2013, inContact reached an agreement with SEN to modify the Commercial Agreement, which allowed SEN the option of paying certain obligations with shares of inContact common stock held by ENH, which ENH now proposes to sell through the proposed underwriting agreement described above. Accordingly, future payments by SEN under the Commercial Agreement will be in cash. In that regard, SEN agreed to pay to inContact a total of $3,500,000, which will be applied to minimum commitment payment obligations of SEN under the Commercial Agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: May 22, 2013	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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